Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

We prepared the following unaudited pro forma condensed combined financial statements based on the historical consolidated financial statements of MTBC, Inc. (“MTBC”) as adjusted to give effect to the following transactions (the “Transactions”):

●	Our acquisition of Etransmedia Technology, Inc., and its wholly owned subsidiaries, (“ETM”), which consist of substantially all of the assets and the assumption of certain liabilities of ETM with an effective date of April 1, 2019, and
●	Our acquisition of the Orion Target Businesses, which consist of substantially all of the assets and the assumption of certain liabilities of Orion HealthCorp, Inc. and 13 of its affiliates collectively (“Orion”) with an effective date of July 1, 2018.

ETM and Orion are collectively referred to as the “Acquired Businesses.”

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2018 and for the three months ended March 31, 2019 give effect to the transactions as if each of them had occurred on January 1, 2018. The unaudited pro forma condensed combined balance sheet as of March 31, 2019 gives effect to the acquisition of ETM as if it had occurred on March 31, 2019.

The pro forma condensed combined statements of operations include adjustments for our acquisitions under Article 11 of Regulation S-X. The results of the transactions are shown for the periods prior to their acquisition by MTBC.

We determined that the ETM and Orion transactions each involved the acquisition of a business, and considering the guidance in Rule 11-01(d) of Regulation S-X, met the significance test of Rule 8-04 of Regulation S-X.

The ETM audited consolidated financial statements as of December 31, 2018 and 2017, and for the years then ended and the interim unaudited consolidated financial statements as of March 31, 2019 and for the three months then ended appear elsewhere in this Form 8-K.

We have based the pro forma adjustments upon available information and certain assumptions that we believe are reasonable under the circumstances. We describe in greater detail the assumptions underlying the pro forma adjustments in the accompanying notes, which you should read in conjunction with these unaudited pro forma condensed combined financial statements. In many cases, we based these assumptions on estimates. The actual adjustments to our audited consolidated financial statements will depend upon a number of factors. Accordingly, the actual adjustments that will appear in our consolidated financial statements will differ from these pro forma adjustments, and those differences may be material.

We account for our acquisitions using the acquisition method of accounting for business combinations under generally accepted accounting principles used in the United States (“GAAP”), with MTBC being considered the acquiring entity. Under the acquisition method of accounting, the total consideration paid is allocated to an acquired company’s tangible and intangible assets, net of liabilities, based on their estimated fair values as of the acquisition date.

We provide these unaudited pro forma condensed combined financial statements for informational purposes only. These unaudited pro forma condensed combined financial statements do not purport to represent what our results of operations or financial condition would have been had the transactions actually occurred on the assumed dates, nor do they purport to project our consolidated results of operations or financial condition for any future period or future date.

1

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2018

		January 1, 2018 to Jun 30, 2018	MTBC + Previously Acquired		Pro Forma		Pro Forma
	MTBC	Orion	Subtotal	ETM	Adjustments		Combined
	(in thousands, except per share data)
Net revenue	$50,546	$19,079	$69,625	$12,251	$-		$81,876
Operating expenses:
Direct operating costs	31,253	14,090	45,343	13,828	-		59,171
Selling and marketing	1,612	22	1,634	-	-		1,634
General and administrative	16,264	8,613	24,877	7,857	(521)	(1)	32,213
Research and development	1,030	-	1,030	-	-		1,030
Change in contingent consideration	73	-	73	-	-		73
Depreciation and amortization	2,854	2,166	5,020	82	(1,238)	(2)	3,864
Total operating expenses	53,086	24,891	77,977	21,767	(1,759)		97,985

Operating (loss) income	(2,540)	(5,812)	(8,352)	(9,516)	1,759		(16,109)

Adjustment of net intercompany balances	-	3,111 (3)	3,111	-	-		3,111
Interest (expense) income - net	(250)	-	(250)	1	-		(249)
Other income - net	494	-	494	169	-		663
(Loss) income before income taxes	(2,296)	(2,701)	(4,997)	(9,346)	1,759		(12,584)
Income tax (benefit) provision	(158)	11	(147)	(50)	-	(4)	(197)
Net (loss) income	$(2,138)	$(2,712)	$(4,850)	$(9,296)	$1,759		$(12,387)

Preferred stock dividend	4,824	-	4,824	-	-		4,824
Net (loss) income attributable to common shareholders	$(6,962)	$(2,712)	$(9,674)	$(9,296)	$1,759		$(17,211)

Weighted-average common shares outstanding:
Basic and diluted	11,721						11,721
Loss per share
Basic and diluted	$(0.59)						$(1.47)

2

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2019

	MTBC	ETM	Pro Forma Adjustments	Pro Forma Combined
	(in thousands, except per share data)
Net revenue	$15,080	$2,067	$-	$17,147
Operating expenses:
Direct operating costs	9,848	2,716	-	12,564
Selling and marketing	361	-	-	361
General and administrative	4,162	1,141	(8) (1)	5,295
Research and development	254	-	-	254
Change in contingent consideration	(64)	-	-	(64)
Depreciation and amortization	757	20	59 (2)	836
Total operating expenses	15,318	3,877	51	19,246

Operating loss	(238)	(1,810)	(51)	(2,099)

Interest expense - net	(17)	-	-	(17)
Other expense - net	(81)	-	-	(81)
Loss before income taxes	(336)	(1,810)	(51)	(2,197)
Income tax (benefit) provision	(40)	2	- (4)	(38)
Net loss	$(296)	$(1,812)	$(51)	$(2,159)

Preferred stock dividend	1,492	-	-	1,492
Net loss attributable to common shareholders	$(1,788)	$(1,812)	$(51)	$(3,651)

Weighted-average common shares outstanding:
Basic and diluted	11,946			11,946
Loss per share:
Basic and diluted	$(0.15)			$(0.31)

3

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2019

			Adjustments			Acquisition
			for Assets		ETM	Related
			not		Acquisition	Pro Forma		Pro Forma
	MTBC	ETM	Acquired		Subtotal	Adjustments		Results
	(in thousands)
Cash	$12,527	$772	$ (772)	(5)	$-	$ (1,600)	(7)	$10,927
Accounts receivable - net	7,808	1,668	-		1,668	(1,121)	(7)	8,355
Contract asset	2,356	139	-		139	-		2,495
Inventory	364	-	-		-	-		364
Current assets - related party	13	-	-		-	-		13
Other current assets	907	270	(270)	(5)	-	-		907
Current assets	23,975	2,849	(1,042)		1,807	(2,721)		23,061
Property and equipment - net	2,149	115	-		115	(24)	(7)	2,240
Operating lease right-of-use assets	4,031	1,146	-		1,146	78	(7)	5,255
Intangible assets - net	6,084	-	-		-	856	(6)	6,940
Goodwill	12,594	-	-		-	40	(6)	12,634
Other assets	469	-	-		-	-		469
Total assets	$49,302	$4,110	$(1,042)		$3,068	$(1,771)		$50,599

Accounts payable	$2,066	$804	$ (804)	(5)	$-	$-		$2,066
Accrued compensation	1,652	232	(232)	(5)	-	-		1,652
Accrued expenses	2,064	853	-		853	(779)	(7)	2,138
Operating lease liability (current portion)	1,681	386	-		386	3	(7)	2,070
Payable to affiliates	-	8,589	(8,589)	(5)	-	-		-
Deferred revenue	21	-	-		-	-		21
Accrued liability to related parties	11	-	-		-	-		11
Notes payable - other (current portion)	186	-	-		-	-		186
Contingent consideration	307	-	-		-	-		307
Dividend payable	1,487	-	-		-	-		1,487
Income tax payable	-	28	(28)	(5)	-	-		-
Revenue share payable	-	91	(91)	(5)	-	-		-
Total current liabilities	9,475	10,983	(9,744)		1,239	(776)		9,938
Notes payable - other	202	-	-		-	-		202
Operating lease liability	2,483	838	-		838	(4)	(7)	3,317
Deferred revenue	19	-	-		-	-		19
Deferred tax liability	108	-	-		-	-		108
Total liabilities	12,287	11,821	(9,744)		2,077	(780)		13,584
Preferred stock	2	-	-		-	-		2
Common stock	13	-	-		-	-		13
Additional paid-in capital	63,373	42	(42)	(5)	-	-		63,373
Accumulated deficit	(24,499)	(7,753)	7,753	(5)	-	-		(24,499)
Accumulated other comprehensive loss	(1,212)	-	-		-	-		(1,212)
Common shares held in treasury	(662)	-	-		-	-		(662)
Total shareholders’ equity (deficiency)	37,015	(7,711)	7,711		-	-		37,015
Total liabilities and shareholders’ equity (deficiency)	$49,302	$4,110	$(2,033)		$2,077	$(780)		$50,599

4

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

ETM is a wholly-owned subsidiary of Formativ Health, Inc. (“FHI”) and was acquired by FHI in September 2016. In April 2019, MTBC-Med, Inc. (“MED”), a newly-created Delaware corporation and a wholly-owned subsidiary of MTBC, Inc., entered into an Asset Purchase Agreement (“APA”) with FHI to acquire substantially all of the assets of ETM. The agreement for sale was signed on April 3, 2019, with the transaction being effective as of April 1, 2019. Pursuant to the APA and subject to the conditions set forth therein, MED paid $1.6 million in cash and assumed certain liabilities in connection with the acquisition.

Orion is a wholly owned subsidiary of Constellation Healthcare Technologies, Inc. (“Constellation”). Orion, Constellation and their affiliates filed for bankruptcy on March 16, 2018 in the United States Bankruptcy Court for the Eastern District of New York (the “Court”). The filing was made under Chapter 11 of the Bankruptcy Code.

In May 2018, MTBC entered into an asset purchase agreement as the primary bidder (also known as “stalking horse” under Section 363 of the U.S. Bankruptcy Code) by the Court to acquire the revenue cycle, practice management and group purchasing organization assets of Orion. The Court approved the sale in an order dated June 25, 2018 with an effective date of July 1, 2018, and pursuant to the asset purchase agreement and subject to the conditions set forth therein, MTBC paid $12.6 million in cash and assumed certain liabilities.

The consolidated financial statements consist of ETM and its wholly owned subsidiaries, Archiivus, LLC, Hart Associates, LLC, Associated Billing Services, LLC, Medi-Claim Services, LLC, Mediigistics, LLC and DoctorsXL Holdings, LLC.

The audited 2018 and interim unaudited 2019 consolidated financial statements of ETM were prepared under GAAP. Revenue recognition was determined under ASC 606 for the year ended December 31, 2018 and for the three months ended March 31, 2019.

The purchase price allocation for ETM was performed by the Company, using similar methodology used by an outside valuation firm for previous acquisitions.

NOTES:

(1)	Expenses Directly Attributable to the Transactions — The following are non-recurring transaction expenses for professional and other fees incurred by the Company during the year ended December 31, 2018 and the three months ended March 31, 2019 associated with the Transactions.

Non-recurring transaction expenses associated with the Acquired Businesses

	MTBC	Orion	ETM	Pro Forma Adjustments
	(in thousands)
Year ended December 31, 2018	$521	$-	$-	$521
Three months ended March 31, 2019	8	-	-	8

(2)	Amortization of Purchased Intangible Assets — We amortize intangible assets over their estimated useful lives. We based the estimated useful lives of acquired intangible assets on the amount and timing in which we expect to receive an economic benefit. We typically assign these intangible assets a useful life of between 3-4 years based upon a number of factors, including contractual agreements, consumer awareness and economic factors pertaining to the combined companies. We assigned a useful life of 12 years to the intangible asset representing the value of Orion’s relationships with three pediatric practices which are managed under long-term agreements which cannot be terminated by the practices unless the management entity goes bankrupt or commits gross negligence, fraud or illegal acts.

The estimates of fair value and weighted-average useful lives could be impacted by a variety of factors including legal, regulatory, contractual, competitive, economic or other factors. Increased knowledge about these factors could result in a change to the estimated fair value of these intangible assets and/or the weighted-average useful lives from what we have assumed in these unaudited pro forma condensed combined financial statements. In addition, the combined effect of any such changes could result in a significant increase or decrease to the related amortization expense estimates.

The amortization of intangible assets of our acquisitions, shown below, assumes that the assets were acquired on January 1, 2018. Amortization other than the customer relationships related to practice management is computed using the double declining balance method to reflect the expected economic benefit over the period associated with each statement of operations. Amortization for the practice management intangible is computed using the straight-line method.

5

Amortization expense for the year ended December 31, 2018

	Orion	ETM	Total Expense
	(in thousands)
Pro forma amortization expense for the period prior to acquisition	$516	$342	$858
As recorded in the historical financial statements	2,084	12	2,096
Pro forma adjustment	$(1,568)	$330	$(1,238)

There was no adjustment for depreciation or amortization not related to purchased intangible assets.

Amortization expense for the three months ended March 31, 2019

ETM
(in thousands)
Pro forma amortization expense for the period prior to acquisition	$62
As recorded in the historical financial statements	3
Pro forma adjustment	$59

(3)	Adjustment of net intercompany balances — Due to the bankruptcy, the intercompany receivable and the intercompany payable amounts with the affiliated companies that were not acquired will not be the settled with the remaining Orion or Constellation entities. Accordingly, the net intercompany balance of $3.1 million for the six months ended June 30, 2018 were charged/credited to operations in the period the transaction occurred.

(4)	Benefit for Income Tax — The income tax effects reflected in the pro forma adjustments are based on an estimated Federal statutory rate of 21% for the year ended December 31, 2018 and the three months ended March 31, 2019. We did not record a benefit for income taxes for the year ended December 31, 2018 or for the three months ended March 31, 2019, in the unaudited pro forma condensed combined statement of operations since the Company has a valuation allowance recorded against its Federal and state deferred tax assets as of December 31, 2018 and March 31, 2019. State income taxes were not considered material and have not been included in the amounts below.

The following table details the pro forma adjustments to income taxes for the year ended December 31, 2018:

Benefit for Income Taxes

	Orion	ETM	Pro Forma Adjustments	Pro Forma Loss before Benefit for Income Taxes
	(in thousands)
(Loss) income before benefit for income taxes	$(2,701)	$(9,346)	$1,759	$(10,288)
Estimated tax benefit at statutory income tax rate of 21%				(2,160)
Less provision for income taxes:
Orion				-
ETM				-
Valuation allowance				2,160
Pro forma adjustment				$-

6

The following table details the pro forma adjustments to income taxes for the three months ended March 31, 2019:

			Pro Forma
			Loss before
		Pro Forma	Benefit for
	ETM	Adjustments	Income Taxes
	(in thousands)
Loss before benefit for income taxes	$(1,810)	$(51)	$(1,861)
Estimated tax benefit at statutory income tax rate of 21%			(391)
Less provision for income taxes:
ETM			-
Valuation allowance			391
Pro forma adjustment			$-

(5)	Assets and Liabilities Not Acquired — We adjusted the unaudited pro forma condensed combined balance sheet to eliminate approximately $1.0 million of assets held by ETM that we did not acquire, and approximately $9.7 million of liabilities that we did not assume. The APA includes the purchase primarily of ETM’s customer relationships and agreements, accounts receivable, technology, fixed assets, operating lease right-of-use assets, contract asset and the assumption of certain specified liabilities, including operating lease liabilities.

Pro Forma Adjustments for Assets and Liabilities Not Acquired — The following schedule summarizes the adjustments to assets and liabilities in the unaudited pro forma condensed combined balance sheet, including all adjustments above as well as the adjustments to intangibles as specified below:

Pro Forma Adjustments for Assets not Acquired and Liabilities not Assumed

Pro Forma
Adjustments
(in thousands)
Cash	$(772)
Other current assets	(270)
Total assets	$(1,042)

Accounts payable	$(804)
Accrued compensation	(232)
Payable to affiliates	(8,589)
Income tax payable	(28)
Revenue share payable	(91)
Total liabilities	(9,744)
Shareholders’ deficiency	(7,711)
Total liabilities and shareholders’ deficiency	$(17,455)

7

(6)	Intangible Assets — We based our estimates of each intangible asset type/category that we expect to recognize as part of the ETM acquisition on the nature of the business and the fair value of contracts that we have entered into with the sellers. We based our estimates on experiences from our prior acquisitions and the types of intangible assets that we recognized as part of those acquisitions. In particular, our experience with our prior acquisitions indicates that customer contracts and customer relationships compose the significant majority of intangible assets for these types of businesses. We based the estimated useful lives of these intangible assets on the useful lives that we have experienced for similar intangible assets in prior acquisitions and on the nature of the assets.

The amounts set forth below reflect the fair value of the intangible assets of ETM that we acquired, and their estimated useful lives.

Intangible Assets of ETM		Estimated
		useful life
	(in thousands)
Customer relationships	$856	4 years
Goodwill	40
Total intangible assets	$896

(7)	Purchase Price Allocation — We recognize the assets and liabilities acquired at their fair value on the acquisition date, and if there is any excess in purchase price over these values, it is allocated to goodwill.

For ETM, management has made a fair value estimate of the assets acquired and liabilities assumed as of April 1, 2019. Our model includes assumptions such as revenue growth rates, profitability rates, attrition rates and weighted average costs of capital, where applicable.

The acquisition of ETM includes the transfer of all customer relationships and agreements, accounts receivable, technology, property and equipment and the assumption of certain specified liabilities. We determined the fair value of the property and equipment acquired by reference to current market prices for such assets, and the value of the assumed liabilities was contractually specified. An adjustment of $24,000 was required to adjust the property and equipment to fair value. The fair value of the accounts receivable was determined based on the subsequent collections and the customer’s payment history.

Included in the purchase price allocation are amounts for customer relationships determined by the Company using the multi-period excess earnings approach which was utilized in previous acquisitions.

The following table shows the purchase price allocation, estimated fair values of the acquired assets and liabilities assumed for ETM as of March 31, 2019, the date of our most recent consolidated balance sheet.

Purchase Price Allocation
ETM
(in thousands)
Total purchase price - Cash consideration	$1,600

Accounts receivable	$547
Contract asset	139
Operating lease right-of-use assets	1,224
Customer relationships	856
Goodwill	40
Property and equipment	91
Liabilities assumed	(1,297)
Total purchase price allocation	$1,600

8